Exhibit 10.2
CONSULTING AGREEMENT
Consultant: Mumtaz Ahmed
Effective Date: June 16, 2006
THIS AGREEMENT is by and between Genelabs Technologies, Inc. (“Genelabs”), a California corporation with its principal place of business at 505 Penobscot Drive, Redwood City, CA 94063 and Consultant.
     1. Engagement. Subject to the terms and conditions of this Agreement, Genelabs hereby engages Consultant to provide the personal consulting services described in Exhibit A (the “Services”) and Consultant agrees to such engagement. Consultant shall perform its services in a professional, efficient and thorough manner consistent with the standards of service demonstrated by similar consultants of similar expertise in the industry. Consultant agrees that its Services will coordinate with Genelabs’ protocols, security requirements, staff and specialized equipment. Consultant warrants that all materials supplied and work performed by it under this Agreement will comply with all applicable laws and regulations.
     2. Compensation. As full and complete compensation for the Services of Consultant, Genelabs shall pay Consultant in accordance with the schedule of payments or hourly or daily rate specified in Exhibit A. Compensation for Services will not exceed the maximum amounts specified in Exhibit A. Consultant will also be reimbursed for reasonable travel, food and lodging expenses incurred in performing the Services, up to the maximum amount specified in Exhibit A; provided that, all travel expenses must be in accordance with Genelabs travel policies and all expenses must be approved in advance by Genelabs. Consultant shall invoice Genelabs on a monthly basis for Services performed and expenses incurred during the preceding month. Invoices shall itemize compensation and expenses and include supporting documentation in form and detail sufficient for tax purposes. Genelabs shall pay all such complete invoices within thirty (30) days of receipt.
     3. Term of Agreement Unless otherwise specified in Exhibit A, this Agreement shall continue in force for one year from the Effective Date set forth below. Genelabs may terminate this Agreement upon prior written notice to Consultant. In the event this Agreement is terminated, Consultant shall promptly wind up its work, provide Genelabs with work-in-progress and comply with the requirements for return of property set forth in Section 5.4. If compensation has been advanced to Consultant, Consultant shall reimburse any amounts for which work not performed.
     4. Independent Contractor. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Contractor look to Genelabs as Consultant’s employer, partner, agent, or principal. Consultant shall have no authority to bind or speak for Genelabs except as may be specifically given in writing to Consultant from time to time. Consultant shall not be entitled to benefits accorded to Genelabs employees including, without limitation, worker’s compensation, disability insurance, health insurance, vacation, holidays or sick pay. Consultant shall be responsible for providing, at Consultant’s expense and in Consultant’s name, any disability, worker’s compensation or other insurance as well as any licenses and permits usual or necessary for conducting the Services hereunder. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation hereunder including, without limitation, self-employment, income and estimated taxes. Consultant hereby indemnifies Genelabs for any costs or liabilities to Genelabs arising out of Consultant’s failure to pay all taxes applicable to Consultant’s compensation under this Agreement.
     5. Proprietary Information.
     5.1 “Proprietary Information” shall mean all Genelabs (or Genelabs affiliate) technology, trade secrets, know-how, inventions, improvements, information, documents, materials and other property, whether of a technical, scientific, business, financial or other nature, furnished or disclosed to Consultant or obtained by Consultant in connection with the activities of Consultant under this Agreement, including information received by Genelabs from a third party. By way of illustration only and not limitation: information includes formulas, formulations, sequences, constructs, data, bioassays, costs, suppliers, profits, markets, sources of funds, research projects, plans for future experiments and developments, and failed experiments; documents include notebooks, memoranda, letters, papers, records, reports, data, software programs, search reports, electronic data recorded or retrieved by any means, drawings, sketches, schematics, models and prototypes; materials include samples of nucleic acids, proteins, tissue, cells, viruses, chemicals, and media. Proprietary Information shall not include information which is publicly known through no breach of this Agreement by Consultant, obtained from a third party without restriction who has the legal right to disclose the information to Consultant, or known to Consultant before entering into this Agreement as evidenced by Consultant’s written records predating this Agreement.
     5.2 Consultant shall maintain in confidence and shall not directly or indirectly, either during or after the term of this Agreement, (a) use any Proprietary Information for purposes except providing services to Genelabs, or (b) disclose to anyone outside of Genelabs any Proprietary Information without prior written authorization from a Genelabs employee having the authority to grant such authorization.
     5.3 This Agreement constitutes a limited license to Consultant to use Proprietary Information solely for the purpose of performing the Services under this Agreement. Proprietary Information shall not be used by Consultant in any research or other work that is or may be subject to employment, consulting, commercial licensing or contracted research obligations to another person or entity, unless written permission is first obtained by Consultant from Genelabs. Except for the limited license to use Proprietary Information to perform the Services, Consultant acknowledges that no license or other rights are granted to Consultant under this Agreement with respect to any existing or future, issued or pending patents, trade secrets or know-how of Genelabs or any Genelabs affiliate or licensee.
     5.4 Except to the extent necessary to perform the Services under this Agreement, all Proprietary Information shall remain on the Genelabs premises and be available for use and inspection at all times by Genelabs. Upon termination of this Agreement, or at the request of Genelabs prior to termination, Consultant shall promptly return all Proprietary Information Consultant may have to Genelabs, including all materials, property, documents, copies, summaries, or extracts, and, if requested by Genelabs, Consultant shall execute a certificate warranting that all Proprietary Information has been returned to Genelabs in accordance with this Agreement and erased from any electronic media used by Consultant.
     6. Intellectual Property Produced Under This Agreement.
     6.1 Genelabs shall have the worldwide right, without the payment of any additional compensation, to use, duplicate and disclose in any manner and for all purposes and to authorize others so to do, all data, writings, reports, or other information and items produced and delivered by Consultant to Genelabs under this Agreement.
     6.2 Consultant agrees that all technology, designs, plans, reports, specifications, drawings, schematics, prototypes, data, writings, models, materials, ideas, processes, computer programs, discoveries, innovations, inventions, improvements and other information and items conceived, created, developed, authored or reduced to practice by Consultant during the course of, and arising from the Services under, this Agreement (“New Developments”) shall be and hereby are assigned to Genelabs as its sole and exclusive property. Consultant shall promptly disclose to Genelabs all New Developments and shall treat New Developments as Proprietary Information, subject to all of the provisions set forth in section 5, above. Consultant agrees that Genelabs and its licensees shall have the sole and exclusive right, without further payment obligation, to use, disclose, commercialize and exploit the work product provided by Consultant to Genelabs.

     6.3 At the request of Genelabs, during the term of this Agreement and thereafter, Consultant agrees to execute applicable U.S. and foreign patent and copyright papers covering any New Developments deemed by Genelabs to be patentable or otherwise registrable, including documents of inventorship, authorship, and assignment, as well as any documents that Genelabs may reasonably deem necessary or helpful in the prosecution of applications for patents or copyrights thereon or in connection with any litigation or controversy relating thereto. Should Genelabs be unable to secure Consultant’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any New Developments, Consultant hereby irrevocably appoints Genelabs and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Consultant. All expenses incident to the filing of applications, the prosecution thereof, the conduct of litigation, and other activities under this Section 6.3 shall be borne by Genelabs, and Consultant shall receive reasonable compensation for any services Consultant performs in obtaining, perfecting, maintaining and enforcing Genelabs’ interests in such New Developments.
     7. Conflicts of Interest.
     7.1 This Agreement is non-exclusive. However, during the term of this Agreement, Consultant shall not engage in any activity (whether as an individual, consultant, proprietor, joint venturer or in any other capacity) that involves the research, development, clinical trials, marketing or selling of products substantially similar to, or competitive with, any product under development by Genelabs in the field of Consultant’s Services under this Agreement.
     7.2 In performing the Services under this Agreement, Consultant shall not disclose to Genelabs or make any unauthorized use of trade secrets or other confidential or proprietary information or technology developed by or acquired from third parties. Consultant represents that Consultant’s performance of the terms of this Agreement and use of its work product by Genelabs and its licensees will not breach any duty which Consultant might owe to any third party, and that Consultant has not entered into any agreement, written or oral, in conflict with this Agreement.
     8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, exclusive of the choice of law rules, and venue for any action shall be the County of San Mateo, State of California.
     9. Miscellaneous. This Agreement, including the attached Exhibits which are hereby incorporated by reference, sets forth the entire agreement between the parties relating to its subject matter, and supersedes all prior written and verbal understandings and agreements, except any prior confidentiality agreements. This Agreement may be amended only by a writing signed by both parties. Consultant shall not assign any right nor delegate any obligations under this Agreement except with the prior written consent of Genelabs.
     10. Debarment Certification. Neither Consultant nor any person employed by Consultant has been debarred by the U.S. Food and Drug Administration (the “FDA”) under 21 U.S.C. § 335a, or has been disqualified by the FDA pursuant to 21 CFR § 312.70, and no debarred or disqualified person will in the future be employed by Consultant in connection with any work to be performed for or on behalf of Genelabs which may later become part of any application for approval of a drug or biologic by the FDA. If at any time after execution of this Agreement, Consultant becomes aware that Consultant or any person employed by Consultant is in the process of being debarred or disqualified, Consultant hereby certifies that Consultant will so notify Genelabs at once. If Consultant or its employee are or may be debarred, Genelabs may terminate this Agreement immediately.

     11. Survival of Provisions. The following provisions shall survive termination of this agreement: Sections 4, 5 (for a period of ten (10) years after the termination of this Agreement), 6 and 8.
AGREED TO:

CONSULTANT		Genelabs Technologies, Inc.

/s/ Mumtaz Ahmed	By:	/s/ James A.D. Smith

James A.D. Smith, President & CEO

EXHIBIT A
Consultant’s Name: Mumtaz Ahmed, M.D., Ph.D.
Consultant’s Services:
To assist Genelabs in regulatory affairs issues on an as needed basis.
Term of the Agreement: 1 year from the Effective Date. Renewal upon mutual agreement.
Genelabs Contact, Dept., Cost Center: James Smith
Time to be Devoted to Services:
Consultant’s time spent on Genelabs’ projects shall be mutually agreed upon on a case by case basis.
Compensation:
Consultant will be paid at the rate of $145.00/per hour, but not for time spent in travel.
Consultant will be reimbursed for reasonable travel, food and lodging expenses incurred in performing the Services, provided that all travel and expenses have been approved in advance by the Genelabs contact person specified above.
In no event shall the total of all payments under this Agreement exceed $100,000.00.
Stock Options:
With respect to any stock options previously granted by Genelabs to Consultant for Genelabs stock, it is understood that Consultant’s services under this Consulting Agreement shall be considered service to Genelabs for purposes of continuing vesting of unvested options and that the Termination Date under section 2 of Consultant’s Option Agreement shall be the date that this Consulting Agreement terminates. As a result of this extension, all such stock options shall be nonqualified stock options.
This provision on Stock Options, is conditioned upon Consultant signing and not revoking the Separation Agreement and General Release between Consultant and the Company, dated June 15, 2006 (the “Separation Agreement”). In the event Consultant does not sign or revokes the Separation Agreement, this provision on Stock Options shall be void, however, all other provisions of this Consulting Agreement shall remain in full force and effect.

5